Exhibit 10.1

July 1, 2021

Jay Geldmacher

Jay.geldmacher@resideo.com

Re:Amendment to Employment Agreement Letter

Dear Jay:

As discussed, the Compensation and Human Capital Management Committee has approved an amendment to your relocation benefits.  Upon your acceptance of this Amendment to Employment Agreement Letter, the following Relocation terms will be in place:

RELOCATION (New Terms as of July 2021)

You agree to relocate to the area of the Company’s corporate headquarters within a time frame that is mutually agreeable to you and the Board following your commencement of employment.  You will be provided temporary housing in the area of the Company’s corporate headquarters, and will be eligible for additional relocation assistance in accordance with the Company’s Officer Level relocation guidelines.  Your temporary housing costs in excess of the amount covered under the Company’s Officer Level guidelines shall be reimbursed up to $125,000, and the Company will provide additional payments to you on a fully grossed up basis to cover resultant federal, state and local income taxes.  You may contact our relocation vendor at any time after you return this signed Agreement to initiate the relocation process.  You agree that as a condition of and in consideration of such relocation assistance, you will, following your relocation, sign a Resideo Technologies, Inc. Noncompete Agreement for Senior Executives and a non-California version of the Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information in the forms substantially similar to the agreements attached hereto; provided that for purposes of the list of corporations or entities that constitute Competing Businesses, the reference to Alphabet shall be limited to the Nest Labs business and the reference to Amazon shall be limited the Ring business.

The above Relocation terms replace the following provision previously contained in your Employment Agreement Letter, under which no reimbursement by the company has been made:

RELOCATION (Replaced as of July 2021)

You agree to relocate to the area of the Company’s corporate headquarters within a time frame that is mutually agreeable to you and the Board following your commencement of employment.  You will be provided temporary housing in the area of the Company’s corporate headquarters for a period not to exceed twelve (12) months, and be eligible for additional relocation assistance in accordance with the Company’s Officer Level relocation guidelines.  Your temporary housing costs for the first twelve (12) months in excess of the amount covered under the Company’s Officer Level shall be reimbursed up to a maximum of $75,000.  You may contact our relocation vendor at any time after you return this signed Agreement to initiate the relocation process.  You agree that as a condition of and in consideration of such relocation assistance, you will, following your relocation, sign a Resideo Technologies, Inc. Noncompete Agreement for Senior Executives and a non-California version of the Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information in the forms substantially similar to the agreements attached hereto; provided that for purposes of the list of corporations or entities that constitute Competing Businesses, the reference to Alphabet shall be limited to the Nest Labs business and the reference to Amazon shall be limited the Ring business.

All other terms and conditions in your Employment Agreement Letter remain unchanged. Please indicate your acceptance of this offer by signing this below and returning to Steve Kelly.   If you have any questions or need any further information, please contact me directly.

Sincerely,

/s/ Sharon Wienbar

Sharon Wienbar

Chair of the Compensation and Human Capital Management Committee

Resideo Board of Directors

Read and Accepted:

/s/ Jay Geldmacher	July 28, 2021
JAY GELDMACHER	Date